Exhibit 99.1

HouseRaising, Inc. Appoints Gregory Wessling Chairman and Chief Executive Officer

Thursday June 23, 8:01 AM EDT

CHARLOTTE, N.C., June 23, 2005 /PRNewswire-FirstCall via COMTEX/ -- HouseRaising, Inc., (HRAI) ("HouseRaising" or the "Company") today announced the appointment of Gregory J. Wessling as the Company's Chairman and CEO. Mr. Wessling replaces Charles Skibo, who has announced his retirement.

Mr. Wessling is highly regarded throughout the building and home improvement industries for the decisive management skills and expertise in strategic planning he demonstrated at Lowe's in corporate development and marketing on the national level. As he did for Lowe's, Mr. Wessling will lead HouseRaising,Inc., as the Company emerges from the strategic development phase of its corporate development, into a nationwide force within the custom design/build and home improvement sectors of the industry. Mr. Wessling will manage and oversee the implementation of strategic national vendor relationships that will create added value for both homebuyers and homebuilders.

Charles Skibo, the retiring Chairman and CEO of HouseRaising, Inc., commented, "I am honored to have been affiliated with our team of talented and dedicated professionals. I joined HouseRaising to help establish a strategic plan for the Company. Having accomplished that goal, I feel that it is appropriate for me to step aside, and to turn the management of the Company over to a proven professional in the homebuilding industry. Greg Wessling is a consummate professional and the perfect choice to lead HouseRaising into the future. I have no doubt that under his leadership and guidance HouseRaising will become a prominent national company. I look forward to continuing my association with HouseRaising and personally wish Greg every opportunity for success."

Mr. Wessling commented: "I am honored to be given the opportunity to follow in the foot steps of Charles Skibo, and to establish HouseRaising as a leader in providing design/build services to the custom home building and home improvement industries. I see a number of parallels between the emergence of the Lowes Companies and our organization's short and long range potential."

Mr. Wessling went on to say: "As a managed service provider, HouseRaising offers homebuyers and builders a proprietary advantage that no other company in the home building industry can claim. I have seen first hand the many challenges that face homebuyers, particularly those who choose to build their own homes. I am convinced that HouseRaising's system represents the most powerful tool available in the custom homebuilding industry benefiting homebuyers, as well as builders of custom homes."

Mr. Wessling was a member of the Lowe's Companies, Inc. executive management team. During his 33-year career at the nationwide home and building supply giant, he was Purchasing and Marketing Manager, Director of Merchandising, Vice President of Merchandising, Senior Vice President - General Merchandise Manager. Mr. Wessling's vision helped transform Lowe's Companies, Inc. from a regional lumber and building supply company into a chain of more than 1,100 home improvement centers throughout the country.

About HouseRaising, Inc.:

What We Are

Functioning exclusively in the custom homebuilding arena, HouseRaising, Inc. is a Managed Service Provider capable of revolutionizing the way 500,000 custom homes are designed and built by 250,000 small homebuilders annually.

What We Do

Working with homebuyers and small builders, HouseRaising creates successful custom home projects by improving the quality of the home and the homebuilding experience while lowering the total costs by 10 to 15%.

How We Do It

Functioning nationally as the "General Contractor," HouseRaising provides vendors for custom home projects, manages and administrates the projects for homebuyers through relationships with licensed homebuilders. HRI builders and affiliated vendors agree to build for a set price and within HouseRaising's precise system and management process. HouseRaising's staff utilizes its patent-pending process to turn complicated homebuilding and renovation projects into financially sound and enjoyable experiences for both builders and homebuyers.

HouseRaising sells its managed services to both the home buyer and the home builder. Because HouseRaising does not compete with custom homebuilders as a competitive builder, and because HouseRaising does not share in the builder's profits, the company's approach of linking builders, buyers and vendors into a single contract for services represents the interest of homebuyers, vendors and builders alike. Homebuyers who have selected a local builder as well as buyers who seek a quality builder to build their home can contract with HRI to manage the project for both of them.

For more information, please visit our website at http://www.houseraising.com/.

CERTAIN INFORMATION CONTAINED IN THESE MATERIALS IS "FORWARD-LOOKING" INFORMATION, SUCH AS PROJECTIONS, ESTIMATES, PRO FORMAS, OR STATEMENTS OF INTENTIONS, EXPECTATIONS OR PLANS. ALL FORWARD-LOOKING INFORMATION IS SUBJECT TO KNOWN AND UNKNOWN RISKS AND UNCERTAINTIES, MANY OF WHICH ARE OUTSIDE OF THE CONTROL OF THE COMPANY. CONSEQUENTLY, ACTUAL RESULTS MAY, AND PROBABLY WILL, DIFFER MATERIALLY FROM THE RESULTS CONTEMPLATED IN SUCH FORWARD-LOOKING INFORMATION.

CONTACT: Gregory J. Wessling, Chairman and CEO, +1-704-532-2121, ext. 101, or Gwessling@HouseRaising.com , or Robert V. McLemore, Founder and President, +1-704-532-2121, ext. 106, or BobMcLemore@HouseRaising.com both of HouseRaising, Inc.